MuniHoldings New York Insured Fund, Inc.
File Number: 811-8217
CIK Number: 1038186
For the Period Ending: 08/31/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended August 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/07/2001	$300	New York City, New York	2.25%	08/01/2020